EXHIBIT 99.1
Sun Hydraulics Continues Double-Digit Sales and Earnings Growth,
Released New Electronic Products from WhiteOak Joint Venture
SARASOTA, FLA, May 9, 2006 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the first quarter of 2006 as follows:
(Dollars in millions except net income per share)

	April 1,	April 2,
	2006	2005	Increase
Three Months Ended
Net Sales	$34.2	$29.1	18%
Net Income	$4.2	$3.5	20%
Net Income per share (1):
Basic	$0.38	$0.33	15%
Diluted	$0.38	$0.32	19%

(1)	April 2, 2005 earnings per share and weighted average share information reflects a three-for-two stock split effective at the close of business on July 15, 2005.
“We saw a significant surge in demand in the first quarter that has continued through April and into May” reported Allen Carlson, Sun Hydraulics’ President and CEO. “Our major focus continues to be on delivery performance and satisfying our customers’ needs.”
“We remain committed to our global strategy of expanding our international footprint. International sales were up 25% over last year with sizable growth in the European and Asian markets,” Carlson added. “Domestic sales also continue to be strong, with a 10% year over year increase. With order rates remaining steady at a high level and our short book-to-ship cycle, we expect second quarter results will continue to show strength.”
“In April, we released the first products that have resulted from our WhiteOak joint venture, which we entered into last year,” Carlson explained. “These complementary electronic products are just the beginning of new, innovative technologies that will result from our association with WhiteOak.”
Outlook
2006 second quarter sales are estimated to be in the range of $36 million, a 16% increase over the same period last year. Second quarter earnings per share are estimated to be between $0.39 and $0.41 per share, compared to $0.32 per share last year.
Annual Report
Sun’s 2005 Annual Report is now available at the Investor Relations section of our website at www.sunhydraulics.com.To receive a copy by mail, please email requests to investor@sunhydraulics.com or call 941-362-1200.
Webcast
Sun Hydraulics Corporation will broadcast its first quarter financial results conference call live over the Internet at 2:30 P.M. E.T. tomorrow, May 10, 2006. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases”.
Webcast Q&A

Questions may be submitted to the Company via email after reviewing this earnings release, by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-407-8033.
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. “Business,” Item 1A. “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-K for the year ended December 31, 2005. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three Months Ended
	April 1, 2006	April 2, 2005
	(unaudited)	(unaudited)
Net sales	$34,185	$29,079

Cost of sales	23,204	19,326

Gross profit	10,981	9,753

Selling, engineering and administrative expenses	4,671	4,220

Operating income	6,310	5,533

Interest expense	70	136
Foreign currency transaction gain	(41)	(105)
Miscellaneous expense/(income), net	28	(16)

Income before income taxes	6,253	5,518

Income tax provision	2,073	2,052

Net income	$4,180	$3,466

Basic net income per common share (1)	$0.38	$0.33

Weighted average basic shares outstanding (1)	10,932	10,632

Diluted net income per common share (1)	$0.38	$0.32

Weighted average diluted shares outstanding (1)	11,001	10,724

Dividends declared per share (1)	$0.100	$0.050

(1)	April 2, 2005 earnings per share, weighted average share and dividend information reflects a three-for-two stock split effective at the close of business on July 15, 2005.

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 1, 2006	December 31,
	(unaudited)	2005
Assets
Current assets:
Cash and cash equivalents	$7,341	$5,417
Restricted cash	52	413
Accounts receivable, net of allowance for doubtful accounts of $98 and $110	13,629	10,975
Inventories	8,592	7,870
Income taxes receivable	—	236
Deferred income taxes	782	782
Other current assets	1,065	864

Total current assets	31,461	26,557

Property, plant and equipment, net	46,061	45,181
Other assets	1,831	1,823

Total assets	$79,353	$73,561

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,637	$4,822
Accrued expenses and other liabilities	3,437	3,857
Long-term debt due within one year	391	398
Dividends payable	1,093	1,089
Income taxes payable	1,362	—

Total current liabilities	9,920	10,166

Long-term debt due after one year	3,348	1,986
Deferred income taxes	4,687	4,688
Other liabilities	277	281

Total liabilities	18,232	17,121

Shareholders’ equity:
Common stock	11	11
Capital in excess of par value	32,594	32,466
Unearned compensation related to outstanding restricted stock	—	(741)
Retained earnings	26,492	23,406
Accumulated other comprehensive income	2,024	1,647
Treasury stock	—	(349)

Total shareholders’ equity	61,121	56,440

Total liabilities and shareholders’ equity	$79,353	$73,561

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Three Months Ended
	April 1, 2006	April 2, 2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$4,180	$3,466
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,437	1,390
Loss (gain) on disposal of assets	26	(1)
Provision for deferred income taxes	(1)	3
Allowance for doubtful accounts	(12)	(29)
Stock-based compensation expense	152	81
Stock options income tax benefit	(31)	—
(Increase) decrease in:
Accounts receivable	(2,642)	(3,366)
Inventories	(722)	(754)
Income taxes receivable	236	—
Other current assets	(201)	(315)
Other assets, net	(16)	(19)
Increase (decrease) in:
Accounts payable	(1,185)	614
Accrued expenses and other liabilities	760	526
Income taxes payable	1,393	79
Other liabilities	(4)	(5)

Net cash provided by operating activities	3,370	1,670

Cash flows used in investing activities:
Capital expenditures	(1,965)	(1,538)
Proceeds from dispositions of equipment	2	1

Net cash used in investing activities	(1,963)	(1,537)

Cash flows used in financing activities:
Proceeds from debt	1,500	—
Repayment of debt	(145)	(371)
Proceeds from exercise of stock options	49	2,056
Proceeds from stock issued	50	32
Payments for purchase of treasury stock	(244)	(27)
Dividends to shareholders	(1,089)	(522)
Stock options income tax benefit	31	—

Net cash provided by financing activities	152	1,168

Effect of exchange rate changes on cash and cash equivalents	4	116

Net increase in cash and cash equivalents	1,563	1,417

Cash and cash equivalents, beginning of period	5,830	9,762

Cash and cash equivalents, end of period	$7,393	$11,179

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$70	$136
Income taxes	$476	$2,488

	United			United
	States	Korea	Germany	Kingdom	Elimination	Consolidated
Three Months Ended April 1, 2006
Sales to unaffiliated customers	$20,861	$4,090	$4,577	$4,657	$—	$34,185
Intercompany sales	6,677	—	36	786	(7,499)	—
Operating income	4,058	607	940	739	(34)	6,310
Depreciation	1,031	37	119	243	—	1,430
Capital expenditures	1,873	3	13	76	—	1,965

Three Months Ended April 2, 2005
Sales to unaffiliated customers	$18,146	$2,667	$4,081	$4,185	$—	$29,079
Intercompany sales	5,862	—	23	602	(6,487)	—
Operating income	3,872	330	1,174	318	(161)	5,533
Depreciation	977	37	109	267	—	1,390
Capital expenditures	1,375	5	61	97	—	1,538